EXHIBIT 12.1

                  CHEMICAL LEAMAN CORPORATION AND SUBSIDIARIES

                             COMPUTATION OF RATIOS
                             (DOLLARS IN THOUSANDS)

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
                                                                                           SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,             -------------------
                                             ------------------------------------------   JUNE 30,   JUNE 29,
                                              1992     1993     1994     1995     1996      1996       1997
                                             ------   ------   ------   ------   ------   --------   --------
Earnings:
  Earnings (loss) before income taxes and
    extraordinary items....................  $2,093   $  910   $1,775   $  551   ($ 116)   $  664    ($2,931)
  Fixed Charges............................   4,936    4,753    5,604    6,512    8,596     3,531      5,095
                                             ------   ------   ------   ------   ------    ------    -------
Earnings(1)................................  $7,029   $5,663   $7,379   $7,063   $8,480    $4,195    $ 2,164
                                             ======   ======   ======   ======   ======    ======    =======
Fixed Charges:
  Interest Expense.........................   4,278    4,016    4,946    5,978    7,553     3,092      4,515
  Preferred Dividend Requirements..........      65      195      325      262      592       270        297
  Imputed interest on operating lease
    obligations expense interest...........     593      542      333      272      452       169        284
                                             ------   ------   ------   ------   ------    ------    -------
Fixed charges(2)...........................  $4,936   $4,753   $5,604   $6,512   $8,596    $3,531    $ 5,095
                                             ======   ======   ======   ======   ======    ======    =======
Ratio of earnings to fixed
  charges(1)/(2)...........................    1.42     1.19     1.32     1.08      N/A      1.19        N/A
                                             ======   ======   ======   ======   ======    ======    =======
Deficiency of earnings available to cover
  fixed charges............................     N/A      N/A      N/A      N/A    $ 116       N/A     $2,931
                                             ======   ======   ======   ======   ======    ======    =======
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